Exhibit 23.2

             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in this Registration Statement No. 333-136062 on Form S-1 of World Waste Technologies, Inc. (formerly World Waste of America, Inc.) of our report dated April 5, 2004, relating to the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2003 and the consolidated statement of stockholders' equity (deficit) for the period June 18, 2002 (inception) to December 31, 2002 appearing in the Prospectus which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.


/s/ Levitz, Zacks & Ciceric
---------------------------
LEVITZ, ZACKS & CICERIC
San Diego, California
October 11, 2006